Exhibit 99.1

Medsite, Inc. and Subsidiary

Independent Auditors’ Report

To the Board of Directors and Stockholders of Medsite, Inc.

We have audited the accompanying consolidated balance sheet of Medsite, Inc. and Subsidiary (the “Company” as defined in Notes 1 and 2) as of December 31, 2005, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Medsite, Inc. and Subsidiary at December 31, 2005, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/  BDO Seidman, LLP
BDO Seidman, LLP
New York, NY 10017

June 27, 2006

Medsite, Inc. and Subsidiary

Consolidated Balance Sheets

		December 31,
	June 30, 2006	2005
	(Unaudited)

ASSETS
Current:
Cash and cash equivalents	$16,152,905	$16,254,410
Restricted cash	272,217	272,217
Accounts receivable, less allowance for doubtful accounts of $105,000 and $90,000, respectively	1,845,768	2,891,012
Prepaid expenses and other current assets	312,558	233,436
Due from unconsolidated subsidiary	74,621	242,192

Total current assets	18,658,069	19,893,267
Property and equipment, net	2,889,470	2,742,370
Investment in unconsolidated subsidiary	3,817,863	7,238,073
Intangible assets, net	155,337	59,378
Investment in Matthews	1,566,500	1,566,500

	$27,087,239	$31,499,588

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,118,187	$699,736
Accrued expenses and other current liabilities	2,371,637	2,052,071
Deferred revenue	10,442,202	9,598,363
Due to unconsolidated subsidiary	6,750,101	7,636,879

Total current liabilities	20,682,127	19,987,049
Notes payable to officers	—	206,250
Deferred rent	422,917	287,885

Total liabilities	21,105,044	20,481,184

Redeemable convertible preferred stock — $.0001 par value; 34,000,000 shares authorized; 14,633,593 shares issued and outstanding at June 30, 2006 and December 31, 2005 (liquidation preference $161,119,014 and $159,539,000 at June 30, 2006 and December 31, 2005)	92,465,885	90,885,885

Stockholders’ equity:
Common stock — $.00005 par value; 85,000,000 shares authorized; 17,579,711 shares issued and outstanding at June 30, 2006 and December 31, 2005	880	880
Additional paid-in capital	22,764,634	22,764,634
Accumulated deficit	(109,249,204)	(102,632,995)

Total stockholders’ equity	(86,483,690)	(79,867,481)

	$27,087,239	$31,499,588

See accompanying notes to consolidated financial statements.

Medsite, Inc. and Subsidiary

Consolidated Statements of Operations

	Six Months Ended	Year Ended
	June 30, 2006	December 31, 2005
	(Unaudited)

Net revenue	$10,032,889	$13,373,276
Cost of revenue	4,568,411	5,815,618

Gross margin	5,464,478	7,557,658

Operating expenses:
General and administrative	3,154,694	3,649,839
Sales and marketing	2,496,315	4,139,721
Product and technology development	1,082,108	1,026,595
Depreciation and amortization	764,069	973,322
Impairment of investment in unconsolidated subsidiary	3,307,634	—

Total operating expenses	10,804,820	9,789,477

Loss from operations	(5,340,342)	(2,231,819)
Interest income, net	304,133	328,210

Net loss	$(5,036,209)	$(1,903,609)

See accompanying notes to consolidated financial statements.

Medsite, Inc. and Subsidiary

Consolidated Statements of Changes in Stockholders’ Equity
Six Months Ended June 30, 2006 (unaudited) and Year Ended December 31, 2005

			Additional
	Common Stock		Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance at December 31, 2004	17,572,651	$880	$22,764,564	$(97,699,386)	$(74,933,942)
Exercise of stock options	7,060	—	70	—	70
Class C dividends	—	—	—	(3,030,000)	(3,030,000)
Net loss	—	—	—	(1,903,609)	(1,903,609)

Balance at December 31, 2005	17,579,711	880	22,764,634	(102,632,995)	(79,867,481)
Class C dividends (unaudited)	—	—	—	(1,580,000)	(1,580,000)
Net loss (unaudited)	—	—	—	(5,036,209)	(5,036,209)

Balance at June 30, 2006 (unaudited)	17,579,711	$880	$22,764,634	$(109,249,204)	$(86,483,690)

See accompanying notes to consolidated financial statements.

Medsite, Inc. and Subsidiary

Consolidated Statements of Cash Flows

	Six Months Ended	Year Ended
	June 30, 2006	December 31, 2005
	(Unaudited)

Cash flows from operating activities:
Net loss	$(5,036,209)	$(1,903,609)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	764,069	973,322
Bad debt expense	15,000	30,000
(Gain) loss on disposal of fixed assets	(7,671)	2,366
Impairment in investment in unconsolidated subsidiary	3,307,634	—
Changes in operating assets and liabilities:
Restricted cash	—	(272,217)
Accounts receivable	1,030,240	(316,944)
Prepaid expenses and other current assets	(79,121)	(61,236)
Accounts payable and accrued expenses	738,015	529,080
Deferred rent	135,032	(22,067)
Deferred revenue	843,839	4,627,464

Net cash provided by operating activities	1,710,828	3,586,159

Cash flows from investing activities:
Purchase of property and equipment	(894,547)	(1,641,658)
Proceeds from sale of property and equipment	7,671	—
Purchase of customer lists	—	(51,000)

Net cash used in investing activities	(886,876)	(1,692,658)

Cash flows from financing activities:
Proceeds from exercise of options	—	70
Net advances from unconsolidated subsidiary	167,571	4,217,473
Net advances to unconsolidated subsidiary	(886,778)	(15,695)
Repayments of loan payable	(206,250)	(13,323)

Net cash provided by (used in) financing activities	(925,457)	4,188,525

Net increase (decrease) in cash and cash equivalents	(101,505)	6,082,026
Cash and cash equivalents, beginning of period	16,254,410	10,172,384

Cash and cash equivalents, end of period	$16,152,905	$16,254,410

Supplemental schedule of noncash financing activities:
Class C preferred stock dividends accumulated and unpaid	$1,580,000	$3,030,000

See accompanying notes to consolidated financial statements.

Medsite, Inc. and Subsidiary

Notes to Consolidated Financial Statements
(Information as of June 30, 2006 and for the Six Months Ended June 30, 2006 is unaudited)

1.	Organization of Business and Summary of Significant Accounting Policies

Organization of Business

Medsite, Inc. (“Medsite”) is an e-pharmaceutical marketing company providing a suite of solutions designed to reach physicians. Using the Internet, Medsite provides online marketing and educational services to pharmaceutical companies that broaden reach, strengthen relationships, and deliver rewards to physicians in the United States. Its flagship products include the following:

Medsite Promotional Platformtm:  A promotional platform that serves as a single point of online contact between physicians and a client company’s various brands. The Medsite Promotional Platform facilitates data collection and integration across all projects, giving a client company a holistic view of all the online relationships developing between it and its target physicians.

Medsite iDetailtm:  Provides integration across the four key areas of an online detail: recruiting physicians to an online program from the Medsite database; hosting a physician-centric online detailing event on the Medsite platform; rewarding the physician for his time using Medsite Rewards; and reporting real-time program results through a secure extranet.

MedsiteCMEtm:  A web-based series of CME-accredited case studies, organized by clinical specialty. MedsiteCME content challenges physicians in initial assessment, diagnostic testing, and treatment strategies.

Medsite Invitestm:  An opt-in service for pharmaceutical marketers to recruit physicians to attend dinner meetings, or to participate in research programs or other events. Medsite Invites allows physicians to select therapeutic areas of interest, preferred geographic locations and industry events, so that they only receive invitations to events that interest them, thus ensuring pharmaceutical marketers achieve higher response rates.

Medsite Market Research.  A survey tool that helps clients better understand physician behaviors and preferences by providing real-time information on physician reaction to products and launch strategies. Using various online technologies such as skip and branching logic, Medsite creates customized research and analysis based on a client’s specific needs and budget. Research areas include concept tests, user interface surveys, attitudinal research, customer satisfaction surveys, and brand awareness surveys.

Total Custom Solutions:  Customized solutions to adapt to the online sales and marketing needs. From design to development, the Company’s team of marketing, creative, and technology associates can create the Total Custom Solution to meet a client’s specific marketing goals. Past projects have included the creation and hosting of web-portals, PDA/handheld campaigns, interactive e-Newsletters, custom CME programs, and customized branded and non-branded websites.

The Company was founded in November 1995 as Oblisk Interactive, LLC, a New York limited liability corporation. During 1997, the Company changed its name to Medsite Publishing, LLC (“Publishing”) and was reorganized as a Delaware corporation.

In January 1998, the members of Publishing formed Medsite Publishing, Inc. (“Publishing, Inc.”), a Delaware corporation, and merged Publishing into Publishing, Inc. In connection therewith, Publishing, Inc. issued 13,083,734 shares of its common stock in exchange for the membership units of Publishing. In March 1999, Publishing, Inc. changed its name to Medsite.com, Inc. In January 2001, Medsite.com, Inc. changed its name to Medsite, Inc.

Principles of Consolidation

The consolidated financial statements include the accounts of Medsite, Inc. and its wholly-owned subsidiary, MedsiteCME, LLC (“the Company”). The consolidated financial statements exclude the balances of Medsite Acquisition Corp. (“MAC” or “Rewards”) and Medsite Pharmaceutical Services LLC (“MPS”) (see

Medsite, Inc. and Subsidiary

Notes to Consolidated Financial Statements — (Continued)

Note 2), both of which are wholly-owned subsidiaries of Medsite, Inc. These subsidiaries have been excluded from these financial statements, as they are not part of a subsequent sale of Medsite, Inc. and MedsiteCME, LLC (see Note 15). All intercompany balances and transactions between Medsite, Inc. and MedsiteCME, LLC have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents, Restricted Cash and Investments

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents. The Company’s policy is to maintain its uninvested cash at minimum levels. Restricted cash as of June 30, 2006 and December 31, 2005 includes money held for letters of credit securing rental leases.

Accounts Receivable

The carrying amount of accounts receivable is reduced by a valuation allowance that reflects management’s best estimate of the accounts that will not be collected. In addition to reviewing delinquent accounts receivable, management considers many factors in estimating its general allowance including historical data, experience, customer types, creditworthiness and economic trends. From time to time, management may adjust its assumptions for anticipated changes in any of those or other factors expected to affect collectibility.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets except for certain software (see Product Development). The estimated useful lives are as follows:

Office equipment and furniture	3 to 5 years
Software	3 years
Tradeshow fixtures	3 years

Leasehold improvements are amortized over the shorter of their useful lives or the lease term. The Company recognizes the related rent expense on a straight-line basis over the life of the lease, starting at the time physical possession of the property is taken.

Impairment of Long-lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances such as significant declines in revenues, earnings or cash flows or material adverse changes in the business climate, indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted future cash flows from the use and sale of these assets. When any such impairment exists, the related assets will be written down to fair value. No impairment has been recorded through June 30, 2006, other than the impairment in the investment in unconsolidated subsidiary during the six months ended June 30, 2006 (see Note 2).

Medsite, Inc. and Subsidiary

Notes to Consolidated Financial Statements — (Continued)

Intangible Assets

Intangible assets primarily consist of the value of trade mark and customer relationships. In addition, intangible assets (other than trade marks) that have finite useful lives continue to be amortized over their useful lives. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets”, the Company evaluates trade marks annually for impairment, or earlier if indications of potential impairment exist. The determination of whether or not the intangible assets have become impaired involves a significant level of judgment. Changes in the Company’s strategy and/or market condition could significantly impact these judgments and require adjustments to recorded amounts of intangible assets.

Income Taxes

The Company follows the liability method of accounting for income taxes. Accordingly, deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and for income tax purposes. Deferred tax assets are reduced by a valuation allowance to the extent that it is more likely than not that some portion, or all, of the deferred tax assets will not be realized.

Investment in Matthews

In April 2000, the Company paid $1,000,000 in cash and issued 103,000 shares of its common stock valued at approximately $567,000 as consideration for the acquisition of its 22% ownership in Matthews Book Company (“Matthews”). The Company values its investment in Matthews, in which the Company does not have the ability to exercise significant influence, using the cost method of accounting.

Stock-Based Compensation

Prior to January 1, 2006, stock-based compensation was accounted for by using the intrinsic value-based method in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees”, and related interpretations, and the Company complied with the disclosure provisions of SFAS No. 123, “Accounting for Stock-Based Compensation”. Accordingly, the Company only recorded compensation expense for any stock options granted with an exercise price that was less than the fair value of the underlying stock at the date of grant.

Had compensation cost for the Company’s outstanding stock options been determined based on the fair value at the grant dates for those options consistent with SFAS No. 123, the Company’s 2005 net loss would not have been materially different from the amount reported.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123(R), “Share-Based Payment”, which establishes standards for transactions in which an entity exchanges its equity for goods or services. This statement requires an entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. This eliminates the exception to account for such awards using the intrinsic method previously allowable under APB Opinion No. 25.

Effective January 1, 2006, the Company adopted SFAS No. 123(R) using the prospective method.

The adoption of SFAS No. 123(R)’s fair value method did not have any impact on its consolidated results of operations or financial position.

Medsite, Inc. and Subsidiary

Notes to Consolidated Financial Statements — (Continued)

Advertising Costs

Costs incurred in connection with advertising and promotion of the Company’s services and products are expensed as incurred. Advertising expenses amounted to approximately $200 (unaudited) for the six months ended June 30, 2006 and $10,000 for the year ended December 31, 2005.

Revenue Recognition

The Company derives revenue from the sale of online marketing and educational services and physician-based promotional programs to pharmaceutical and pharmaceutical meeting companies.

Online Marketing and Educational Services

Revenue from online marketing and educational services is recognized upon project launch on a straight-line basis over the remaining term of the contract. Incremental development costs are capitalized in work in process during the development phase and, upon project launch, amortized on a straight-line basis over the remaining term of the contract. Marketing and other post-launch incremental costs estimated to be incurred are accrued and capitalized in work in process at launch, and amortized on a straight-line basis over the remaining term of the contract.

Physician-Based Promotional Programs

The Company provides Medsite Rewards certificates to incent physicians to participate in certain iDetail and Invites programs. These certificates may be redeemed for medically relevant products and are provided by MAC, a wholly-owned, non-consolidated subsidiary of the Company. Revenue is recognized when the certificate is redeemed and the product selected is shipped, or related certificate expires, based on the contractual value of the certificate. The Company also contracts with its clients to provide item-specific incentive programs for iDetails and Invites, where a physician is entitled to select medically relevant products from a catalog or brochure provided. Revenue is recognized when the product is shipped, based on the contractual value of the item selected.

Deferred Revenue

Deferred revenue represents payments received or billings in excess of revenue recognized related to online marketing and educational service.

Product Development

Costs incurred in the classification and organization of listings and information within the Company’s website and the development of new products and enhancements to original products are charged to expense as incurred. The Company accounts for product development costs under SOP 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” (“SOP 98-1”). Development costs relate to costs that are incurred for the development of project plans and for ongoing updates to the website graphics. During the six months ended June 30, 2006 and the year ended December 31, 2005, the Company capitalized approximately $498,000 (unaudited) and $970,000, respectively, of product development costs under SOP 98-1 that were incurred for the development of new products and the development of added functionality to existing products. The capitalized costs are being amortized over their estimated useful lives, which have been determined by management to be two to three years.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company places its cash with high

Medsite, Inc. and Subsidiary

Notes to Consolidated Financial Statements — (Continued)

credit quality financial institutions. Concentration of credit risk with respect to accounts receivable is limited due to the large number of customers comprising the payor base. The Company does not require collateral. Management periodically monitors the creditworthiness of its customers and believes that it has adequately provided for any exposure to potential credit losses.

2.	Investment in and Relationship Between the Company and its Unconsolidated Subsidiaries

The balances of MAC and MPS, wholly-owned subsidiaries of the Company, have been excluded in these financial statements. MAC provides Medsite Rewards’ certificate issuance and fulfillment services to the Company as part of physician recruitment for the Company’s iDetail and Invites programs. MPS provides marketing to the pharmaceutical and biotech industries for smaller brands that are promotion responsive yet lacking adequate advertising and marketing support. MPS is compensated by a share of the incremental revenues generated.

The Company allocates costs to MAC for corporate services provided to MAC. Services include certain management and administrative services, including payroll, accounting, tax planning and compliance, employee benefit plans, legal matters and information processing. In addition, the Company allocates to MAC a portion of certain expenses that the Company incurs for outside services and similar items, including insurance fees, outside personnel, rent and other facilities costs, professional fees, technology license fees, software amortization and communications costs. The Company allocated $1,616,824 (unaudited) and $1,233,316 to MAC for these services for the six months ended June 30, 2006 and the year ended December 31, 2005, respectively. No costs have been allocated to MPS as management and administrative services relating to MPS are nominal.

MAC provides its services to the Company at rates comparable to those charged to third parties for similar products and services. MAC provided $789,790 (unaudited) and $1,322,435 of such services to the Company during the six months ended June 30, 2006 and the year ended December 31, 2005, respectively, which is included in cost of revenue.

Total net advances and amounts due from the Company to MAC was $6,750,101 (unaudited) and $7,636,879 at June 30, 2006 and December 31, 2005, respectively. Total net advances and amounts due from MPS to the Company was $74,621 (unaudited) and $242,192 at June 30, 2006 and December 31, 2005, respectively.

3.	Impairment of Investment in Unconsolidated Subsidiary (unaudited)

The Company recorded an impairment charge of $3,308,000 during the six months ended June 30, 2006 relating to the Company’s investment in MAC (see Notes 1 and 2). The charge was based on the sale of MAC in November 2006 to an unrelated party to acquire certain assets and assume certain liabilities of MAC, which indicated the carrying value of MAC’s net assets exceeded its estimated fair value.

Medsite, Inc. and Subsidiary

Notes to Consolidated Financial Statements — (Continued)

4.	Property and Equipment

Property and equipment consists of the following at June 30, 2006 and December 31, 2005:

	June 30, 2006	December 31, 2005
	(Unaudited)

Office equipment and furniture	$1,913,197	$1,691,773
Software	4,834,888	4,139,027
Tradeshow fixtures	15,191	3,392
Leasehold improvements	123,047	23,515
Projects in process	413,561	573,855

	7,299,884	6,431,562
Less: Accumulated depreciation and amortization	(4,410,414)	(3,689,192)

	$2,889,470	$2,742,370

5.	Major Customers

Three customers accounted for approximately 45% (unaudited) and 44% of accounts receivable as of June 30, 2006 and December 31, 2005, respectively. One customer accounted for approximately 11% (unaudited) and 13% of net revenues for the six months ended June 30, 2006 and the year ended December 31, 2005, respectively.

6.	Intangible Assets

The Company purchased customer lists during 2005 at a cost of $51,000, which was in addition to already purchased customer lists of $23,200, and recorded amortization expense of $16,617 (unaudited) during the six months ended June 30, 2006 and $7,733 during the year ended December 31, 2005. Estimated amortization expense is $16,616 for the remainder of 2006 and $26,145 for 2007. Included in intangible assets is nonamortizable trademarks of $112,575 at June 30, 2006 (unaudited) and December 31, 2005.

7.	Acquisitions

In November 1999, the Company acquired Total Health Products, Inc. (“THP”), subsequently renamed to MAC (see Note 2), a medical supplies distributor, for approximately $11,667,000: $5,617,000 in cash and 1,100,000 shares of its common stock valued at $6,050,000, of which approximately $1,500,000 in cash and 272,727 shares of common stock were placed in escrow. The remaining 2,500 shares of common stock and approximately $13,000 were released to the seller in June 2005.

8.	Notes Payable to Officers

In August 2001, the Company issued unsecured, noninterest-bearing promissory notes to certain officers for value received during 2000 aggregating approximately $206,000. The promissory notes were payable upon consummation of a Liquidity Event, as defined. Upon the repayment of the notes by the Company, the note holders were required to use the entire principal amount to purchase, on the payment date, the Company’s Class C preferred stock (the “Class C preferred”) at $5.00 per share. The notes were not cancellable upon termination of the holder’s employment with the Company.

In June 2006, the Company amended the promissory notes to provide for fixed payments and accelerated payment dates, as defined in the amendment to the promissory notes. The notes were paid in full during June 2006, and do not require the officers to purchase the Company’s Class C preferred.

Medsite, Inc. and Subsidiary

Notes to Consolidated Financial Statements — (Continued)

9.	Stockholders’ Equity

Preferred Stock

In August 2000, the Company increased its authorized shares of preferred stock, par value $0.0001, to 34,000,000 shares from 10,703,000 shares. Of the total shares authorized, 3,000 shares are designated as Class A, 9,500,000 shares are designated as Class B1, 1,200,000 shares are designated as Class B2, 9,200,000 shares are designated as Class B3, 1,200,000 shares are designated as Class B4, 10,000,000 shares are designated as Class C preferred and 2,897,000 shares are not designated.

In August and October 2000, the Company issued 4,901,529 and 324,367 shares of Class C preferred, respectively, for aggregate proceeds of approximately $25,979,000, net of related issuance costs of approximately $150,000. In connection with this offering, 6,524,471 shares of Class B1 convertible preferred stock were exchanged for Series B3 convertible preferred stock on a one-for-one basis and 1,000,000 shares of Class B2 convertible preferred stock were exchanged for Class B4 convertible preferred stock on a one-for-one basis. The terms and conditions of the B1 and B3 convertible preferred stock are substantially similar as are those of the B2 and B4 convertible preferred stock.

In September 2001, at a request of a stockholder, the Company repurchased 909,091 shares of Class B1 convertible preferred stock, including all rights to dividends, distributions or interest, if any, for a cash consideration of $1.00. The related shares were subsequently cancelled. Accordingly, the Company recorded the pro rata value of the shares of approximately $4,693,000 as a reduction to preferred stock and an addition to additional paid-in capital.

The following summarizes each class of preferred stock:

	June 30, 2006	December 31, 2005
	(Unaudited)

Redeemable convertible preferred stock — $.0001 par value:
Class A: 3,000 shares issued and outstanding	$3,000,000	$3,000,000
Class B1: 1,680,226 shares issued and outstanding	8,673,212	8,673,212
Class B2: 200,000 shares issued and outstanding	932,386	932,386
Class B3: 6,524,471 shares issued and outstanding	33,678,877	33,678,877
Class B4: 1,000,000 shares issued and outstanding	4,661,932	4,661,932
Class C: 5,225,896 shares issued and outstanding	25,979,478	25,979,478

	76,925,885	76,925,885
Dividends	15,540,000	13,960,000

	$92,465,885	$90,885,885

Dividend Provisions

The holders of the Class C preferred are entitled to receive dividends at a rate of $0.40 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum, compounded on a semi-annual basis (the “Class C Dividends”). The Class C Dividends are payable, when and as declared by the Board of Directors or as part of the Class C preferential amount upon a deemed liquidation, as defined, and shall accumulate from the date of first issuance of Class C preferred stock. For the six months ended June 30, 2006, accumulated and unpaid Class C Dividends totaled approximately $15,540,000 and for the year December 31, 2005 was $13,960,000. The Class C Dividends are payable first to all holders of Class C preferred in preference to Class A preferred, Class B preferred and common stock with no common stock to receive any such dividend in preference to any other class, and shall be payable out of such funds as are

Medsite, Inc. and Subsidiary

Notes to Consolidated Financial Statements — (Continued)

legally available thereof. After payment of accrued and unpaid dividends, holders of Class C preferred shall participate in any dividend payments to the holders of common stock on an as-converted basis.

The holders of shares of Class A preferred and Class B preferred are entitled to receive, when and as declared by the Board of Directors, dividends in an amount equal to such dividends as is declared on the common stock multiplied by the number of shares of common stock into which the Class A, B1, B2, B3 and B4 shares, respectively, are then convertible. All dividends declared on the Class A and Class B preferred stock shall be paid prior to any payment of dividends on the common stock. All such dividends shall be noncumulative, shall be payable to all holders of Class A and Class B preferred stock pro rata in preference to common stock with no common stock to receive any such dividend on preference to any other such class, and shall be payable out of such funds as are legally available thereof.

Liquidation Preference

The holders of Class C preferred shall be entitled to receive upon any liquidation or deemed liquidation, prior and in preference to any distribution or payment to the holders of Class A preferred, Class B preferred or common stock, an amount equal to $17.50 (such amount being equal to 3.5 times the amount of $5.00 ($5.00 being the Class C preferred original purchase price)) for each share of Class C held by them (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus an amount equal to all accrued but unpaid dividends on such respective shares (the “Class C Preferential Amount”). If the assets and funds available for distribution among the holders of the Class C preferred shall be insufficient to permit the full payment to such holders of the Class C Preferential Amount, then the entire amount of the assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of Class C preferred in such a manner that the amount to be distributed to each holder of Class C preferred shall equal the amount obtained by multiplying the entire assets and funds of the Company legally available for distribution hereunder by a fraction, (a) the numerator of which shall be the number of shares of Class C preferred then held by the holder and (b) the denominator of which shall be the total then outstanding number of shares of Class C preferred.

After payment in full of the Class C Preferential Amount, holders of the Class A and Class B preferred shall be entitled to receive the applicable Class A Preferential Amount and Class B Preferential Amount prior to any distribution or payment to the holders of the common stock. The holders of the Class A preferred shall be entitled to receive upon any liquidation or deemed liquidation, prior and in preference to any distribution or payment to the holders of the common stock, an amount equal to the sum of (1) the amount of $1,000 (the “Class A Original Purchase Price”) for each share of Class A preferred then held by them (as adjusted for any stock dividends, combinations or splits with respect to such shares), and (2) all declared but unpaid dividends on the Class A preferred (collectively, the “Class A Preferential Amount”). The holders of the Class B1, B2, B3 and B4 preferred shall be entitled to receive upon any liquidation, prior and in preference to any distribution or payment to the holders of common stock, an amount equal to the sum of (1) the amount of $5.50 (the “Class B1 and B3 Original Purchase Price”) for each share of Class B1 and B3 preferred held by them (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus an amount equal to all declared but unpaid dividends on such respective shares (the “Class B1 and B3 Preferential Amount”), the amount of $5.00 (the “Class B2 and B4 Original Purchase Price”) for each share of Class B2 and B4 preferred held by them (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus an amount equal to all declared but unpaid dividends on such respective shares (the “Class B2 and B4 Preferential Amount”).

If, upon any liquidation or deemed liquidation, the assets and funds of the Company legally available for distribution shall be insufficient to permit the payment to the holders of the then outstanding shares of Class A and Class B preferred of the full aforesaid preferential amounts, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of Class A and

Medsite, Inc. and Subsidiary

Notes to Consolidated Financial Statements — (Continued)

Class B preferred in such a manner that the amount distributed to each holder of Class A and Class B preferred shall equal the amount obtained by multiplying the entire assets and funds of the Company legally available for distribution hereunder by a fraction, (a) the numerator of which shall be sum obtained by adding the product obtained by multiplying the number of shares of Class A, B1, B2, B3 and B4 preferred held by the Class A, B1, B2, B3 and B4 Preferential Amounts and (b) the denominator of which shall be the sum obtained by adding the product obtained by multiplying the total then outstanding number of shares of Class A, B1, B2, B3 and B4 Preferential Amount.

After payment has been made to the holders of preferred stock of the full preferential amounts set above, the entire remaining assets and funds of the Company legally available for distribution, if any, shall be distributed among the holders of common stock and Class C preferred in proportion to the shares of common stock then held by them and shares of common stock which they have the right to acquire upon conversion of the shares of Class C preferred then held by them.

Redemption

The holders of not less than a majority of the then outstanding shares of Class C preferred shall be entitled to request redemption of the Class C preferred (i) as of February 23 and August 23 of each year (each, a “Class C Election Date”), commencing February 23, 2006, and (ii) upon each Class C Redemption Event (as defined). Upon the written request of the holders of not less than a majority of the then outstanding shares of the Class C preferred (the “Class C Redemption Request”), the Company shall redeem all of the Class C preferred outstanding on the date of the Class C Redemption Event up to the maximum amount the Company may lawfully redeem out of funds legally available therefore, for each of the Class C preferred so redeemed, (a) an amount equal to the Class C Preferential Amount in cash and (b) the number of shares of common stock into which one share of the Class C preferred is convertible at such time (collectively, the “Class C Redemption Price”).

Upon the earliest to occur of (i) the fifth anniversary of the date of initial issuance of the Class B preferred (the “Class B Anniversary Date”), (ii) a Qualified Offering (as defined), (iii) a change of control (as defined) or (iv) the Class C Redemption Date (any of (i) through (iv), a “Class B Redemption Event”) and upon the written request of the holders of not less than two-thirds of the then outstanding shares of Class B preferred (the “Class B Redemption Request”), the Company shall redeem all of the Class B preferred stock outstanding on the Class B Redemption Date up to the maximum amount the Company may lawfully redeem out of funds legally available therefore. Since the fifth anniversary date of initial Class B issuance fell within 2005, this was not deemed the earliest to occur based upon the fact that Class B Preferred cannot be redeemed until after the Class C Redemption Date, as defined. The Class B Redemption Price shall be equal to the greater of (a) the Class B Preferential Amount or (b) the fair value of the shares of common stock that would be received upon conversion of each share of Class B preferred. The fair value applicable to Class A and B preferred shall mean the fair value of 100% of the outstanding common stock of the Company (on a fully diluted, as converted basis, including, without limitation, the shares of common stock into which all shares of preferred stock outstanding immediately prior to the Class A and B Redemption Date could be converted at the applicable conversion rate then in effect) based upon the sale of the Company as a going concern to a strategically motivated, financially able and unaffiliated third party buyer, without any discount for the non-liquidity ownership of the common stock, as determined by a qualified independent investment banker agreed to by the Company and the holders of Class A and B preferred, voting on an as-converted basis, provided, however, that the fair value calculation shall subtract the aggregate Class C Preferential Amount to be paid to the holders of the Class C preferred.

Upon the earliest to occur of (i) Class B Anniversary Date, (ii) a Qualified Offering (as defined), (iii) a change of control (as defined) or (iv) the Class C Redemption Date (any of (i) through (iv), a “Class A Redemption Event”) and upon the written request of the holders of not less than two-thirds of the then

Medsite, Inc. and Subsidiary

Notes to Consolidated Financial Statements — (Continued)

outstanding shares of Class A preferred (the “Class A Redemption Request”), the Company shall redeem all of the Class A preferred outstanding on the Class A Redemption Date, up to the maximum amount the Company may lawfully redeem out of funds legally available therefore. The Company shall pay in cash an amount per share of Class A preferred equal to the Class A Redemption Price. The Class A Redemption Price shall be equal to the greater of (a) Class A Preferential Amount or (b) the fair market value of the shares of common stock (as defined above) that would be received upon conversion of each share of Class A preferred.

In no event will the Class A and B Redemption Date be earlier than the Class C Redemption Date and the Class A Redemption Date be earlier than the Class B Redemption Date.

Conversion

Each share of preferred stock shall be convertible, at the option of the holder, at any time after the date of issuance, into such number of fully paid and nonassessable shares of common stock as follows: the Class A shares are convertible into 6,378,907 shares of common stock; the Class B1 and B3 shares are convertible into shares of common stock on a 1-for-1.1 basis (originally 1-for-1 basis, however, retroactively adjusted to 1-for-1.1 in the event that on or prior to April 20, 2001, the Company has not consummated its initial public offering at a price per share greater than $15.00); and the Class B2, B4 and C shares are convertible into shares of common stock on a one-for-one basis.

Automatic Conversion

Each share of Class A and B preferred is automatically converted into shares of common stock at the Class A or Class B conversion price at the time in effect for such shares immediately upon the earlier of the closing of (i) the Company’s sale of its common stock in an underwritten public offering yielding net proceeds in excess of $25,000,000 at a price per share of at least $10.50 (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like) (a “Qualified Offering”) and (ii) the date specified upon the election to convert all Class A and B preferred into common stock by holders of at least a majority of the outstanding shares of Class A or B preferred, voting on an as-converted basis.

Immediately upon the closing of the Company’s Qualified Offering, if the holders of the Company’s Class C preferred have not previously redeemed their shares, each share of Class C preferred shall automatically be converted into (i) shares of common stock at the Conversion Price at the time in effect for such shares of Class C preferred, and (ii) the Class C Preferential Amount which amount shall be payable in cash, or upon the consummation of the Company’s initial public offering, the Company may, in its sole discretion, choose to pay the Class C Preferential Amount in an additional number of shares of common stock with an aggregate value equal to the Class C Preferential Amount.

Voting Rights

Each share of preferred stock is entitled to a number of votes equal to the number of shares of common stock into which the shares of preferred stock held by such holder could then be converted, has voting rights and powers equal to the voting rights and powers of the holders of common stock, and votes together as a single class with holders of common stock and all series of preferred stock on all matters except as expressly required by law.

Preferred stockholders shall have no separate class or series vote on any matter, except as expressly required in the Company’s Fifth Amended and Restated Certificate of Incorporation.

Common Stock

In December 2002, the Company repurchased 564,000 shares of its common stock for a total of $1 from a former officer of the Company. All such shares were subsequently retired in the year they were acquired.

Medsite, Inc. and Subsidiary

Notes to Consolidated Financial Statements — (Continued)

In April 2000, the Company issued 103,000 shares of common stock as consideration for an investment in Matthews (see Note 1).

During 2005, the Company issued 7,060 shares of common stock related to stock option and stock warrant exercises for total consideration of $70. The Company did not issue any stock for the six months ended June 30, 2006.

Warrants

As an incentive to a bridge financing, in July 1998, the Company issued warrants to purchase 200,000 shares of common stock at an exercise price of $1.00 per share, and warrants to purchase 144,000 shares of common stock at an exercise price of $.50 per share. The Company valued the warrants at an aggregate of $19,752 and recorded such amount as deferred financing costs, which was amortized over the lives of the underlying notes (through February 1999). The related warrant agreements include certain anti-dilution rights, which were waived by several of the warrant holders. The issuance of the Series A stock activated these anti-dilution rights for those warrant holders who did not waive the aforementioned rights. In 1999, the Company (i) issued an additional 150,475 warrants to purchase common stock at an exercise price of $0.4703 per share and (ii) re-priced 133,600 of the $1.00 warrants to an exercise price of $0.4703 per share. In 2003, 17,000 warrants were exercised for total consideration of $7,994, and the balance of these warrants expired in 2003 and 2004.

In connection with services provided relating to the issuance of Series B1 and B2 preferred, the Company issued options to purchase 150,000 shares of common stock and warrants to purchase 194,343 shares of common stock at an exercise price of $5.00 per share. These options and warrants can be exercised over a period of five years. The Company valued the options at $186,000 and the warrants at $247,281, based on the fair value method, and recorded such amounts as an offset to stockholders’ equity in 1999.

10.	Stock Options

During 2000, the Board of Directors approved the 2000 Stock Option Plan (together with the 1999 Stock Option Plan, hereinafter referred to as the “Stock Option Plans”) under which “nonqualified” stock options (“NQSOs”) to acquire shares of common stock may be granted to employees, directors and consultants of the Company and “incentive” stock options (“ISOs”) to acquire shares of common stock may be granted to employees, including non-employee directors.

The Stock Option Plans provide for the issuance of up to a maximum of 8,250,000 shares of common stock and are currently administered by the Board of Directors. Under the Stock Option Plans, the option price of any ISO may not be less than the fair value of a share of common stock on the date on which the option is granted. The option price of an NQSO may be less than the fair market value on the date the NQSO is granted if the Board of Directors so determines. An ISO may not be granted to a “ten percent shareholder” (as such term is defined in Section 422A of the Internal Revenue Code) unless the exercise price is at least 110% of the fair market value of the common stock and the term of the option may not exceed five years from the date of the grant. The maximum term of each stock option granted to persons other than 10% shareholders is ten years from the date of the grant.

During 2000, the Company granted NQSOs to certain employees and outside consultants that immediately vested and are exercisable over five years from the date of grant. Options to purchase 25,000 shares were granted to employees at exercise prices at or above the fair value of common stock during 2000. Additionally, the Company granted options to purchase 19,050 shares of common stock to outside consultants during 2000. In accordance with SFAS No. 123, the Company recorded aggregate compensation expense of approximately $70,000 for the year ended December 31, 2000 related to the options granted to the outside consultants.

Medsite, Inc. and Subsidiary

Notes to Consolidated Financial Statements — (Continued)

In June 2001, the Company issued 350,000 options under the Company’s 2000 stock option plan. These options were issued to two directors of the Company and expire ten years from the date of grant. In September 2005, the 350,000 options were terminated in connection with the execution of Service Provider Participation agreements, whereby the two directors were provided the right to receive payment pursuant to the Service Provider Compensation Program. The Service Provider Compensation Program provides for a payment of 0.25% of funds or other consideration made available in the event of liquidation or deemed liquidation.

Stock option activity under the Stock Option Plans is shown below:

	Number of	Weighted-Average
	Shares	Exercise Price

Outstanding at December 31, 2005	1,126,160	$.83
Granted	—	—
Exercised	—	—
Forfeited	(76,460)	.70

Outstanding at June 30, 2006	1,049,700	$.84

Vested and exercisable at December 31, 2005	566,920	$1.39

Available for grant at December 31, 2005	6,203,043	$—

Vested and exercisable at June 30, 2006 (unaudited)	547,480	$1.59

Available for grant at June 30, 2006 (unaudited)	6,279,503	$—

The following table summarizes weighted-average option exercise price information: Options as of December 31, 2005:

	Options Outstanding			Options Exercisable
	Number			Number
	Outstanding at	Weighted-Average	Weighted-Average	Exercisable at	Weighted-Average
Range of Exercise Prices	December 31, 2005	Remaining Life	Exercise Price	December 31, 2005	Exercise Price

$0.01	1,010,160	4.21 years	$0.01	465,120	$0.01
$5.00 to $7.00	80,000	3.62 years	5.88	73,000	5.77
$12.50	36,000	4.20 years	12.50	28,800	12.50

	1,126,160		$0.83	566,920	$1.39

Options as of June 30, 2006 (unaudited):

	Options Outstanding			Options Exercisable
	Number			Number
	Outstanding at	Weighted-Average	Weighted-Average	Exercisable at	Weighted-Average
Range of Exercise Prices	June 30, 2006	Remaining Life	Exercise Price	June 30, 2006	Exercise Price

$0.01	941,200	3.76 years	$0.01	438,980	$0.01
$5.00 to $7.00	72,500	3.09 years	5.76	72,500	5.76
$12.50	36,000	3.71 years	12.50	36,000	12.50

	1,049,700		$0.84	547,480	$1.59

Outside the Stock Option Plans, the Company issued certain options to purchase 247,422 shares of common stock to third parties in February 1999, at an exercise price of $.50 per share. These options expired unexercised in February 2004. The Company also issued additional options to purchase 70,000 shares of

Medsite, Inc. and Subsidiary

Notes to Consolidated Financial Statements — (Continued)

common stock to third parties in February 1999, at an exercise price of $1.50 per share. These options expired unexercised in February 2004.

For periods prior to January 1, 2005, pro forma information regarding net income (loss) is required by SFAS No. 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS No. 123. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

Year Ended
December 31, 2005

Weighted average assumptions:
Risk-free rate	4.47%
Dividend yield	—
Average life	10 years

The minimal value option valuation model was developed for use in estimating the fair value. Option valuation models require the input of highly subjective assumptions, including the stock price at the day of each grant and number of options expected to vest. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the vesting period of the options.

The weighted-average fair value of options issued during 2005 was $0.01. During 2005, the exercise price exceeded the fair value of the common stock and, as such, the Company had not recognized any compensation expense. No options were issued during the six months ended June 30, 2006 (unaudited).

11.	Income Taxes

The Company has not incurred either a tax provision or benefit for Federal and state income taxes since inception because the Company has incurred operating losses. At June 30, 2006 and December 31, 2005, the Company has net operating losses (“NOL”) for Federal income tax purposes of approximately $77.5 million (unaudited) and $76 million, respectively, which expires through 2024. Should a change in ownership occur, as defined in Section 382 of the Internal Revenue Code, the Company’s ability to utilize its remaining NOL in future years could be significantly limited.

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company’s deferred tax assets relate primarily to net operating loss carryforwards. At December 31, 2005, a valuation allowance was recorded to fully offset the net deferred tax assets. Significant components of the Company’s deferred tax assets and liabilities for the six months ended June 30, 2006 and the year ended December 31, 2005 are as follows:

Medsite, Inc. and Subsidiary

Notes to Consolidated Financial Statements — (Continued)

	Six Months Ended	Year Ended
	June 30, 2006	December 31, 2005
	(Unaudited)

Deferred tax assets and liabilities:
Net operating loss carryforwards	$31,018,000	$30,431,000
Depreciation and amortization	(262,000)	732,000
Deferred revenue	—	—
Other	42,000	36,000

Total deferred tax assets	30,798,000	31,199,000
Less: Valuation allowance	(30,798,000)	(31,199,000)

Net deferred tax assets	$—	$—

12.	Commitments and Contingencies

The Company was committed under noncancellable operating and capital leases for the rental of office equipment and office space.

The Company’s future minimum operating lease payments are approximately as follows:

July — December 2006	$281,000
2007	585,000
2008	608,000
2009	619,000
2010	508,000

Total minimum lease payments	$2,601,000

Rent expense amounted to approximately $249,000 (unaudited) for the six months ended June 30, 2006 and approximately $350,000 for the year ended December 31, 2005.

In connection with the Company’s decision to sell substantially all of its assets to June Plum, Inc. a wholly-owned subsidiary of WebMD Health Corp., certain common stockholders of the Company filed a complaint against the Company and six of its directors. Shortly after the complaint was filed, the parties mediated their dispute, and following the mediation, they reached an agreement in principle to resolve their differences. They are now in the process of formally documenting their agreement in principle. If the matter had not been resolved through the mediation process, the Company and the director defendants would have asserted multiple defenses to the plaintiffs’ claims. Management believes that the settlement of the dispute will not have a material impact on the Company’s financial statements or operations.

The Company is currently undergoing a New York State sales and use tax audit for the period from December 1999 to November 2005. To date, the Company has not been advised as to whether any claim will be made as to this matter; however, the Company believes that a liability will be assessed. The consolidated financial statements reflect management’s best estimate for this liability. Management believes that any payments in excess of this liability will not have a material adverse effect on the consolidated financial position, results of operations or cash flows of the Company.

The Company has an employee bonus pool which provides for bonuses aggregating approximately $4.6 million, if the Company is sold at a minimum sales price, as defined, for certain employees in the event of a liquidity event or initial public offering of the Company.

Medsite, Inc. and Subsidiary

Notes to Consolidated Financial Statements — (Continued)

The Company has entered into employment agreements with four employees for terms up to one year (2006). The aggregate commitment for future salaries at June 30, 2006, excluding bonuses, was approximately $115,000 (unaudited) based on the existing employment agreements. The agreements provide for salary continuance and severance payments for up to one year in the event of involuntary termination.

13.	Related Party Transactions

Two relatives of an officer of the Company have provided public relations and consulting services to the Company totaling approximately $29,000 (unaudited) during the six months ended June 30, 2006 and approximately $87,000 for the year ended December 31, 2005.

14.	Retirement Plan

The Company has a retirement plan under Section 401(k) of the Internal Revenue Code. The retirement plan covers all employees who meet certain eligibility requirements. The 401(k) plan provides for voluntary deductions of up to 20% of the employee’s salary not to exceed $15,000 and $14,000 for the years ended December 31, 2006 and 2005, respectively. The Company has the option to make a matching contribution based on a portion of salary deductions. The Company did not make any contributions to this plan for the six months ended June 30, 2006 and for the year ended December 31, 2005.

15.	Subsequent Events (unaudited)

The Company entered into an asset purchase agreement (the “Purchase Agreement”) dated July 19, 2006, to sell its medical education, promotion and physician recruitment businesses (the “Acquired Business”) to June Plum, Inc., a wholly-owned subsidiary of WebMD Health Corp., formed for purposes of the acquisition (see Note 12). The sale of the Acquired Business was completed on September 11, 2006.

Pursuant to the Purchase Agreement among Medsite, Inc., Medsite Acquisition Corp., Medsite CME, LLC and Medsite Pharmaceutical Services, LLC and June Plum, Inc., June Plum, Inc. purchased all of the assets and assumed certain specified liabilities of the Company related to the Acquired Business. The Company retained all assets that are not part of the Acquired Business (other than $4.5 million of cash, which was transferred to Rewards in July 2006) and all liabilities that are not specifically assumed by June Plum, Inc.

The purchase price for the Acquired Business was $41 million in cash, subject to a post-closing adjustment based on net working capital at closing. Ten percent of the purchase price was placed into an escrow at the closing as a source for effecting indemnification payments, if any, to June Plum, Inc. The remainder of the purchase price was paid to an account that was established by the Company to hold proceeds from the sale and was subsequently distributed in November 2006.

Concurrent with the Purchase Agreement, the Company entered into a Transition Services Agreement (the “TSA”), whereby June Plum, Inc. will provide certain services to the Company to enable the Company to satisfy fulfillment services provided by Medsite Acquisition Corp. These services include ongoing management and facilities services to be provided by June Plum, Inc. at a monthly charge of $67,000 to the Company and fulfillment services to be provided by the Company at market rates. The TSA has a twelve month term and may be terminated by either party at any time upon 90 days written notice.